Exhibit 23.4
CONSENT OF INDEPENDENT VALUATION EXPERT

We hereby consent: (a) to the reference to our name under the caption “Experts” and description of our role in the valuation process of certain of the real estate properties (the “Appraised Properties”) of KBS Strategic Opportunity REIT II, Inc. (the “Company”) and (b) to the disclosure that the total appraised value of the Appraised Properties of $364.2 million represents the sum of the appraised values of each of the Appraised Properties contained in the individual property appraisal reports provided by us to the Company as of the date of each such report, both as included in Post-Effective Amendment No. 12 to the Registration Statement (Form S-11 No. 333-192331) and related Prospectus of KBS Strategic Opportunity REIT II, Inc. for the registration of 180,000,000 shares of its common stock. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

June 28, 2017	/s/ Duff & Phelps, LLC
Duff & Phelps, LLC